Exhibit 99.1

[Malkin Holdings letterhead]

June 24, 2013

Re: Empire State Realty Trust, Inc.

To Investors in the Entities on Exhibit A:

We are pleased to advise you that our proposal for consolidation and IPO has received the required supermajority consent in all entities.

We are proceeding with the necessary steps to prepare for the IPO. In two recently concluded entities, Empire State Building Associates L.L.C. and 60 East 42nd St. Associates L.L.C., 10-day buyout notices have been sent to non-consenting investors as provided in the organizational documents, and we continue our efforts to assist affected investors to avoid buyout by joining the supermajority consent. Except for the small number of such investors still subject to these notices, no action is needed from any investor at this time.

We received last week two unsolicited bids to purchase the Empire State Building, one for $2.0 billion and one for $2.1 billion. We are reviewing the offers and their terms. We consider all matters, including unsolicited offers, consistent with our fiduciary duties, to form a judgment on what action is appropriate. We do not intend to issue a comment until after our review.

Meanwhile, we maintain our focus on the success of the properties we supervise. Our active day-to-day involvement is not diminished, and your participation in your entities and your right to their distributions continue unaffected.

We will provide you with reports of our progress. Should you have any question, please feel free to contact us through our agent MacKenzie Partners at 1-888-410-7850 or at inquiries@MalkinHoldings.com.

We appreciate your patience and support.

Sincerely,

MALKIN HOLDINGS LLC

/s/ Peter L. Malkin	/s/ Anthony E. Malkin
Peter L. Malkin	Anthony E. Malkin

Chairman	President

EXHIBIT A

1333 Broadway Associates L.L.C.

1350 Broadway Associates L.L.C.

501 Seventh Avenue Associates L.L.C.

Seventh & 37th Building Associates L.L.C.

Marlboro Building Associates L.L.C.

Soundview Plaza Associates II L.L.C./ Malkin Co-Investor Capital L.P.

Lincoln Building Associates L.L.C.

60 East 42nd St. Associates L.L.C.

Empire State Building Company L.L.C.

Empire State Building Associates L.L.C.

Fisk Building Associates L.L.C.

250 West 57th St. Associates L.L.C.

500 Mamaroneck Avenue L.P.

Fairfield MerrittView Limited Partnership

First Stamford Place L.L.C.

One Station Place, Limited Partnership

New York Union Square Retail L.P.

Westport Main Street Retail L.L.C.

East West Manhattan Retail Portfolio L.P.

1185 Swap Portfolio L.P.

Fairfax Merrifield Associates L.L.C.

Merrifield Apartments Company L.L.C.

BBSF, L.L.C.

*112 West 34th Street Company L.L.C.

*112 West 34th Street Associates L.L.C.

*1400 Broadway Associates L.L.C.

*	In accord with the consent solicitation documents, these entities are not being included in the consolidation and IPO and are instead subject to purchase by the consolidated entity after IPO.